Exhibit 99


AMERICA ONLINE, INC. ANNOUNCES THE SALE OF $350 MILLION SUBORDINATED CONVERTIBLE
                                   DEBENTURES

Dulles, VA, November 12, 1997 - America Online, Inc. (NYSE: AOL), announced today the sale of a new issue of $350 million aggregate principal amount of 4.0% Convertible Subordinated Notes due November 15, 2002 (the "Notes"). The Notes will be convertible into the Company's common stock, at the option of the holder, at a conversion price of $104.38 per share, representing a conversion premium of 40% over yesterday's closing price. The Notes have been sold inside the United States and outside the United States in a private placement under Rule 144A and Regulation S, respectively.

Lennert J. Leader, Senior Vice President and Chief Financial Officer of America Online said: "The net proceeds from the offering will substantially improve America Online's cash position, lower our financing costs and increase our flexibility to continue making investments which will strengthen our business. The net proceeds will be used for general corporate purposes, working capital, capital expenditures and investment in content, programming and other assets."

Neither the Notes nor the common stock issuable upon conversion have been registered under the Securities Act of 1933 (the "Securities Act") and may not be offered or sold in the United States except pursuant to an effective registration or an applicable exemption from the registration requirements of the Securities Act. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

America Online, Inc., based in Dulles, Virginia, founded in 1985, operates three business units: AOL Networks is the world's most popular Internet service, providing its more than 9.4 million members worldwide with easy-to-use, convenient information, entertainment and state-of-the-art features and products supported by world-class member support; AOL Studios develops original content programming and interactive properties for AOL Networks, Internet Service Providers, other online services, independent Internet sites, and other media companies; and ANS Communications is a leading provider to businesses, including AOL, of global network communications systems and services.